Exhibit 10

December 1, 2004




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                                    Re: Exhibit 10, Form N-1A
                                    Calvert Impact Fund, Inc.
                                    333-44064 and 811-10045

Ladies and Gentlemen:


As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-effective Amendment No. 6 and Registrant's Amendment No. 9 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Impact Fund, Inc. (the "Trust"), including its Declaration of Trust, its By-laws, other original or Photostat copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as deemed necessary to form the basis of this opinion.


Therefore, I consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective Amendment No. 6 and Registrant's Amendment No. 9 to its Registration Statement.


Sincerely,





/s/Susan Walker Bender

Associate General Counsel